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                                                                    Exhibit 99.1

BAXTER COMMITS TO $14.5 MILLION CERUS
FINANCING AND EARMARKS JOINT
DEVELOPMENT FUNDING

July 8, 1998 4:45 PM EDT

CONCORD, Calif., July 8/PRNewswire/ -- Cerus Corporation (Nasdaq: CERS) announced today that Baxter Healthcare Corporation has committed to purchase up to $14.5 million of Cerus preferred stock. In addition to this equity financing, Baxter will provide a minimum of $60 million over the next several years to fund cooperative development of pathogen inactivation systems for platelets and red blood cells. The companies are collaborating on the development of pathogen inactivation systems for platelets, plasma and red blood cells used for transfusion.

These new commitments to Cerus are related to the modification of agreements governing the companies' joint development of pathogen inactivation systems. Under the amended agreements, Cerus will receive a larger share of profits for platelet and plasma systems once the jointly developed products reach commercialization, in exchange for funding an increased portion of development expenses.

"This new equity investment and the commitment to future development funding demonstrate Baxter's continuing commitment to the commercialization of our pathogen inactivation technology," observed Stephen Isaacs, Chief Executive Officer of Cerus. "While we will incur higher near-term expenses, we're excited that the new agreement enables Cerus to share more fully in the financial opportunity of pathogen inactivation."

"We are committed to providing our customers innovative technologies that enhance the safety of blood transfusions," said Roberto Perez, President of Baxter's Fenwal division. "Through these agreements, we have reaffirmed our role as joint development, manufacturing and marketing partner with Cerus on all of their pathogen inactivation systems."

Of the total $14.5 million commitment, Baxter has purchased $5 million of Series A preferred stock. These shares are convertible into common stock upon regulatory approval of Cerus' proprietary pathogen inactivation system for platelets at a price equal to 120 percent of the market price at the time of conversion. In addition, Cerus may, at its option, sell Baxter $9.5 million of Series B preferred stock during the twelve-month period beginning October 1, 1998. Twelve months after issuance, the Series B preferred stock may be converted, at Baxter's option, into common stock at the market price at the time of issuance. Cerus has the right to redeem each preferred series prior to any conversion. Proceeds will be used to fund development of pathogen inactivation systems for platelets, plasma and red blood cells used for transfusion.

Under the terms of the amended platelet agreement, Cerus has increased its revenue participation by purchasing an additional 5.3 percent of net revenues from future sales of the platelet pathogen


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inactivation system, bringing its total share to approximately 33.5 percent, for which it will pay $8.3 million to Baxter in 1999. Separately, Cerus will increase its 1998 development funding for the platelet pathogen inactivation system in exchange for a future cash payment of an amount equal to the increased development funding.

Cerus has also increased its share of operating profits derived from future sales of plasma pathogen inactivation systems. Under the revised plasma agreement, Cerus will now receive 75% of operating profit, up from 50% previously, in exchange for funding the remaining development expenses for this program through regulatory approval. In addition to continuing to participate in product development, Baxter will manufacture, market, and distribute the systems worldwide.

The Cerus pathogen inactivation system for platelets is in a Phase 2c patient study in the United States. The company's pathogen inactivation system for plasma intended for transfusion is currently in a U.S. Phase 2 clinical study in healthy subjects. The company's pathogen inactivation systems for red blood cells is currently in pre-clinical toxicology and tolerability studies.

Cerus Corporation is developing systems designed to enhance the safety of blood transfusions by inactivating infectious pathogens in blood components (platelets, plasma and red blood cells used for transfusion) and by inactivating white blood cells, which are responsible for a variety of adverse transfusion reactions. The company's platform technology, which prevents viral, bacterial and cellular replication, has additional potential applications in the health care field beyond pathogen inactivation in blood components.

Cerus Corporation is collaborating with the Fenwal Division of Baxter Healthcare Corporation to develop, manufacture and market pathogen inactivation systems for blood components used for transfusion. Baxter, a global medical products and services company, focuses on critical therapies for life-threatening conditions. Baxter is a leader in technologies related to blood and the circulatory system. The Fenwal Division develops, manufactures and markets products and services for the collection, separation, storage and transfusion of blood and its components.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from the above forward-looking statements, particularly those regarding product approvals, commercialization, revenues and profits, as a result of certain factors, including the uncertainty of the timing and results of any trials, regulation by the FDA, modifications of the agreements with Baxter, the uncertainty of market acceptance of any products, competitive conditions, the uncertainty of future financing and other factors discussed in the company's 1997 Annual Report on Form 10-K. SOURCE Cerus Corporation

(C)PR Newswire.  All rights reserved.



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